Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-128071
January 5, 2006

Term Sheet
John Deere Capital Corporation
$350 million Senior Notes due March 16, 2009

Issuer:                  John Deere Capital Corporation
Par Amount:              $350,000,000
Ratings:                 A3 (stable)/A- (positive outlook)
Settlement Date:         January 10, 2006 (T+3)
Maturity Date:           March 16, 2009
Reoffer Spread:          +62 bps
Benchmark Treasury:      4.375% Treasury Notes due November 15,2008
Treasury Yield:          4.279%
Reoffer Yield:           4.899%
Coupon:                  4.875%
Reoffer Price:           99.916%
Daycount Fraction:       30/360
Joint Bookrunners:       Citigroup Global Markets Inc.
                         Deutsche Bank Securities Corp.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.